Exhibit 4

(CLEARY GOTTLIEB STEEN & HAMILTON LLP LETTERHEAD)

Writer's Direct Dial: +49 69 97 10 31 90 E-Mail: adelacruz@cgsh.com

August 5, 2008

República Oriental del Uruguay

c/o Ministry of Finance

Colonia 1089 – Third Floor

11100 Montevideo

Uruguay

Ladies and Gentlemen:

We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) in connection with the Republic’s invitation (the “Invitation”) to exchange the outstanding bonds listed in Annex A hereto (collectively, the “Eligible Bonds”) of the Republic for up to U.S.$43,241,301 U.S. Dollar 7.625% Bonds due 2036 (the “New Reopened Bonds”) or to tender certain Eligible Bonds for cash. The New Reopened Bonds were issued pursuant to a registration statement (No. 333-151351), initially filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) and pursuant to an indenture (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as the Republic’s financial agent, and The Bank of New York, as trustee (the “Trustee”), the form of which is incorporated by reference into the Registration Statement (defined herein). Such registration statement, as of its most recent effective date (June 23, 2008), but excluding exhibits thereto and the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated June 20, 2008, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Basic Prospectus;” the prospectus supplement dated June 24, 2008, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement;” and the Basic Prospectus and the Prospectus Supplement together are herein called the “Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	an executed copy of the Indenture; and
(d)	the New Reopened Bonds in global form as executed by the Republic.

República Oriental del Uruguay, p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other certificates of public officials, officers and representatives of the Republic and Banco Central and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all signatures on all such agreements and documents are genuine, (ii) the accuracy as to factual matters of each document we have reviewed, and (iii) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Uruguayan law.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Indenture has been duly authorized, executed and delivered by the parties thereto and the New Reopened Bonds have been duly authorized by the Republic and duly executed and authenticated in accordance with the terms of the Indenture and delivered in exchange for Eligible Bonds pursuant to the terms of the Invitation, the New Reopened Bonds constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

In giving the foregoing opinion, (i) we have assumed that each of the Republic and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the New Reopened Bonds enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Indenture and the New Reopened Bonds), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of paragraph 16 of the Terms and Conditions of the New Reopened Bonds relating to currency indemnity.

The enforceability in the United States of the waiver of immunities from court jurisdiction and from legal process by the Republic set forth in paragraph 15(d) of the terms and conditions of the New Reopened Bonds and Section 9.7(d) of the Indenture is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

We also note that the designations in paragraph 15(b) of the terms and conditions of the New Reopened Bonds and Section 9.7(b) of the Indenture of the U.S. federal courts located in The City of New York as the venue for actions or proceedings relating to the New Reopened Bonds are (notwithstanding the waiver contained in paragraph 15(b) of the terms and conditions of the New Reopened Bonds and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

República Oriental del Uruguay, p. 3

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2007 and to the references to us under the heading “Validity of the Securities” in the Basic Prospectus and under the heading “Validity of the New 2036 Global Bonds” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ Andrés de la Cruz

Andrés de la Cruz, a Partner

República Oriental del Uruguay, p. 4

Annex A

Eligible Bonds

Euro Bonds
7.000% Euro Bonds due 2011
7.000% Euro Bonds due 2012
U.S. Dollar Bonds
7.875% U.S. Dollar Bonds due 2008
7.875% U.S. Dollar Bonds due 2009
7.250% U.S. Dollar Bonds due 2009
8.750% U.S. Dollar Bonds due 2010
7.250% U.S. Dollar Bonds due 2011
8.375% U.S. Dollar Bonds due 2011
7.625% U.S. Dollar Bonds due 2012
7.000% U.S. Dollar Bonds due 2013
7.875% U.S. Dollar Bonds due 2014
7.250% U.S. Dollar Bonds due 2014
7.500% U.S. Dollar Bonds due 2015
8.750% U.S. Dollar Bonds due 2015